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                 JEFFERSON FEDERAL BANK EXPANDING TO KNOXVILLE


         Morristown, Tennessee (December 30, 2004) - Jefferson Bancshares, Inc. (Nasdaq:JFBI), the holding company for Jefferson Federal Bank, today announced that on January 3, 2005, Jefferson Federal will open a lending office in the Cedar Bluff area of Knoxville, Tennessee at 8920 Executive Park Drive.

         Originally chartered as a Savings and Loan, Jefferson Federal has been conducting business in Morristown since 1963. In July 2003, Jefferson Federal reorganized from the mutual holding company structure to the stock holding company structure. In connection with this conversion, Jefferson Bancshares sold approximately 6.6 million shares of its common stock in a public offering. The conversion has allowed Jefferson Federal to grow its core businesses, compete more effectively in the financial services marketplace and has created a more active and liquid market for the Jefferson Bancshares' common stock.

          "We're very excited about our growth and our plans for Knoxville," said Jefferson Federal President and CEO, Andy Smith. Smith went on to say, "Over the past eighteen or so months since our conversion, we've been preparing for just such an event. Our focus for Knoxville during the first half of the year will center around consumer, commercial and mortgage lending. As a result of our secondary lender relationships we're going to provide customers with extremely competitive mortgages featuring expanded terms and attractive rates. While all this is taking place, we also expect to be positioning ourselves to develop several other full service retail centers in the Knoxville area."

         Long known for its community involvement and leadership in and around Hamblen County, Jefferson Federal will bring the same community dedication and exemplary customer service record to the Knoxville market.

         Guiding the Knoxville region will be Charles G. Robinette as Chairman of the Knoxville region and Anthony J. "Tony" Carasso as President of the Knoxville region. Both men have extensive experience in the banking and financial services industry. Sandi Foster will serve as the Office Manager.

         Jefferson Federal Bank is a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown.


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         This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

         Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421